Exhibit 10.12

EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF

MAY 12, 2010

BETWEEN

KOSS CORPORATION

AND

JPMORGAN CHASE BANK, N.A.

i

ii

iii

This CREDIT AGREEMENT dated as of May 12, 2010 (as it may be amended or modified from time to time, this “Agreement”), is entered into by and between KOSS CORPORATION, a Delaware corporation (“Borrower”), and JPMORGAN CHASE BANK, N.A (“Lender”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBO Rate” means, with respect to a CB Floating Rate Loan for any date, an interest rate equal to the sum of (a) 2.50% per annum plus (b) the rate equal to (i) the interest rate determined by Lender by reference to the Page to be the rate at approximately 11:00 am London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one month, multiplied by (ii) the Statutory Reserve Rate applicable to dollar deposits in the London interbank market with a maturity equal to one month.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Rate” means, for any day, with respect to any CB Floating Rate Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “CB Floating Rate Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon Borrower’s Leverage Ratio as of the most recent determination date, provided that until the delivery to Lender, pursuant to Section 5.01, of Borrower’s consolidated financial information for Borrower’s fiscal quarter ending September 30, 2010, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 3:

Leverage Ratio	Revolver CB Floating Rate Spread	Revolver Eurodollar Spread	Commitment Fee Rate
Category 1 Less than or equal to 1.00 to 1.00	0.00%	2.00%	0.30%
Category 2 Greater than 1.00 to 1.00 and less then or equal to 1.50 to 1.00	0.25%	2.25%	0.35%
Category 3 Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	0.50%	2.50%	0.40%
Category 4 Greater than 2.00 to 1.00	0.75%	3.00%	0.45%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of Borrower based upon Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to Lender of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 4 at the option of Lender if Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” has the meaning assigned to such term in Section 8.04(b).

“Availability” means, at any time, an amount equal to (a) the lesser of the Revolving Commitment and the Borrowing Base minus (b) the Revolving Exposure.

“Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitment.

“Banking Services” means each and any of the following bank services provided to Borrower by Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which Lender from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Koss Corporation, a Delaware corporation.

“Borrowing” means (a) Revolving Loans bearing interest by reference to the same rate, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) a Protective Advance.

“Borrowing Base” means, at any time, the sum of (a) 80% of Borrower’s Eligible Receivables at such time, plus (b)  60% of Borrower’s Eligible Finished Goods, valued at the lower of cost or market value, determined on a first-in-first-out basis which represent 12 months of supply based on sales from the last 12 months, at such time, plus (c) 80% of the CSV of Eligible Life Insurance Policies, minus (d) Reserves.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of Borrower, in substantially the form of Exhibit A or another form which is acceptable to Lender in its sole discretion.

“Borrowing Request” means a request by Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBO Rate.  The CB Floating Rate is

a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBO Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBO Rate, respectively.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Koss Family, of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of Borrower by any Person or group other than the Koss Family.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender (or, for purposes of Section 2.14(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“CSV” means, on each date of determination, the sum of the amounts, as determined for each Eligible Life Insurance Policy, equal to (a) the lesser of (i) the cash surrender value of such Eligible Life Insurance Policy or (ii) the maximum principal amount of policy loans which could be obtained with respect to such policy minus (b) in either case, the outstanding principal balance of, and all accrued interest on, all Indebtedness incurred by the Borrower with respect to such Eligible Life Insurance Policy.

“Current Ratio” means the relationship, expressed as a numerical ratio, between:

(a)                                  the amount of all assets which under GAAP would appear as current assets on the consolidated balance sheet of the Borrower and its Subsidiaries, excluding prepaid expenses which are not refundable on the date the determination is made; and

(b)                                 the amount of all liabilities which under GAAP would appear as current liabilities on such balance sheet, including all indebtedness payable on demand or maturing (by reason of specified maturity, fixed prepayments, sinking funds or accruals of any kind, or otherwise) within 12 months of the relevant statement, including all lease and rental obligations due in 12 months or less under leases, whether or not Capital Lease Obligations, including customer’s advances and progress billings on contracts, and including the Revolving Exposure.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), and (vi) any losses, costs and expenses, including without limitation attorney’s fees, incurred by the Borrower in connection with the Fraud (provided, however, that for all fiscal years commencing on or after July 1, 2011, the amount of such costs and expenses incurred by the Borrower in connection with the Fraud included in the calculation of EBITDA shall not exceed $250,000) minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, and (iii) any amounts recovered by the Borrower in connection with the Fraud.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Eligible Accounts” means, at any time, the Accounts of Borrower which Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit hereunder.  Without limiting Lender’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)                                  which is not subject to a first priority perfected security interest in favor of Lender;

(b)                                 which is subject to any Lien other than (i) a Lien in favor of Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of Lender (except with respect to inchoate tax liens for taxes which are not yet due);

(c)                                  with is unpaid more than 120 days after the date of the original invoice therefor or more than 60 days after the original due date, or which has been written off the books of Borrower or otherwise designated as uncollectible;

(d)                                 which is owing by an Account Debtor for which more than 25% of the Accounts owing from such Account Debtor and its Affiliates are ineligible, unless such Accounts are backed by a letter of credit or other credit support acceptable to the Lender in its sole discretion;

(e)                                  [intentionally deleted]

(f)                                    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to Lender which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;

(g)                                 for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by Borrower or, if such Account was invoiced more than once, any duplicative amount;

(h)                                 with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i)                                     which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j)                                     which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(k)                                  which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to Lender which is in the possession of, and has been assigned to, Lender;

(l)                                     which is owed in any currency other than U.S. dollars;

(m)                               which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to Lender which is in the possession of Lender, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, in excess of $100,000 in the aggregate, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of Lender in such Account have been complied with to Lender’s satisfaction;

(n)                                 which is owed by any Affiliate, employee, officer, director, agent or stockholder of Borrower;

(o)                                 which is owed by an Account Debtor or any Affiliate of such Account Debtor to which Borrower is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p)                                 which is subject to any counterclaim, deduction, defense, setoff or dispute;

(q)                                 which is evidenced by any promissory note, chattel paper, or instrument;

(r)                                    which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless Borrower has filed such report or qualified to do business in such jurisdiction;

(s)                                  with respect to which Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and Borrower created a new receivable for the unpaid portion of such Account;

(t)                                    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u)                                 which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than Borrower has or has had an ownership interest in such goods, or which indicates any party other than Borrower as payee or remittance party;

(v)                                 which was created on cash on delivery terms; or

(w)                               which Lender determines may not be paid by reason of the Account Debtor’s inability to pay.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, Borrower shall notify Lender thereof on and at the time of submission to Lender of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account may, in Lender’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by Borrower to reduce the amount of such Account.  Lender, in its Permitted Discretion, may from time to time adjust advance rates or categories of ineligible Accounts, or impose additional reserves, to reflect the results of field audits or other changes in Borrower’s business.

“Eligible Finished Goods” means, Eligible Inventory constituting finished goods to be sold by Borrower in the ordinary course of business of Borrower.

“Eligible Inventory” means, at any time, the Inventory of Borrower which Lender determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, and the issuance of Letters of Credit hereunder.  Without limiting Lender’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)                                  which is not subject to a first priority perfected Lien in favor of Lender;

(b)                                 which is subject to any Lien other than (i) a Lien in favor of Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of Lender;

(c)                                  which is, in Lender’s opinion, slow moving (including inventory in excess of the last 12 months of sales), obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)                                 with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e)                                  in which any Person other than Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)                                    which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)                                 which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(h)                                 which is located in any location leased by Borrower unless the lessor has delivered to Lender a Collateral Access Agreement (provided that Borrower shall have a period of 30 days after the date of this Agreement to provide a Collateral Access Agreement for its leased facility located at 4129 North Port Washington Road, Milwaukee, Wisconsin, and this clause (h) shall not cause inventory located at such location to be ineligible unless Borrower fails to provide a Collateral Access Agreement for such facility during such 30-day period);

(i)                                     which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document;

(j)                                     which is being processed offsite at a third party location or outside processor, or is in transit to or from said third party location or outside processor;

(k)                                  which is a discontinued product or component thereof which is the subject of a consignment by Borrower as consignor;

(l)                                     which is perishable;

(m)                               which contains or bears any intellectual property rights licensed to Borrower unless Lender is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)                                 which is not reflected in a current perpetual inventory report of Borrower; or

(o)                                 for which reclamation rights have been asserted by the seller.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, Borrower shall notify Lender thereof on and at the time of submission to Lender of the next Borrowing Base Certificate.  Lender, in its Permitted Discretion, may from time to time adjust advance rates or categories of ineligible Inventory, or impose additional reserves, to reflect the results of field audits or other changes in Borrower’s business.

“Eligible Life Insurance Policy” means any life insurance policy (excluding term life insurance or “split-dollar” life insurance policies) owned by the Borrower (a) which is subject to a first priority perfected Lien in favor of the Lender, (b) which is not subject to a Lien in favor of any other person, (c) with respect to which all premiums due have been paid in full, (d) the existence, cash surrender value and current premium payment status of which have been certified in the most recent Borrowing Base Certificate and (e) which is otherwise acceptable to the Lender in its sole discretion.  Any life insurance policy which ceases to meet any of the foregoing qualifications shall cease to be an Eligible Life Insurance Policy at such time and the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer or principal accounting officer of Borrower.

“Fraud” means the unauthorized transactions by Sujata Sachdeva, the Borrower’s former Vice President of Finance, as previously disclosed in Form 8-K Current Reports filed with the U.S. Securities and Exchange Commission on December 21 and 24, 2009, and January 4, 7, 11, and 20, 2010, and any actions, proceedings, or investigations, whether criminal, civil, or administrative, arising out of or in connection therewith.

“Funding Account” shall mean account number 885127381, maintained by Borrower with Lender.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, the interest expense (including that attributable to Capital Lease Obligations) of Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any CB Floating Rate Loan, the first Business Day of each calendar month and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) the Maturity Date.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Koss Family” means John Koss, Sr., together with his lineal descendants and any trusts for the benefit of, and estates of, any of the foregoing individuals.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(h).

“LC Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time.

“Lender” means JPMorgan Chase Bank, N.A.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Sublimit” means $2,000,000.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) (the “Page”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower, and delivered to Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the loans and advances made by Lender pursuant to this Agreement, including Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole, (b) the ability of Borrower to perform any of its obligations under the Loan Documents, (c) the Collateral, or Lender’s Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to Lender thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Borrower and its Subsidiaries in an aggregate principal amount exceeding $250,000.  For purposes of determining Material Indebtedness, the “obligations” of Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means July 31, 2013 or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds payable to the Company or to the Lender for the benefit of the Company and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments payable to the Company or to the Lender for the benefit of the Company, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower or any Subsidiary to Lender or any indemnified party arising under the Loan Documents.  Obligations shall also include (i) all Banking Services Obligations; and (ii) all Swap Obligations owing to Lender or its Affiliates.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 8.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)                                    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                                  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)                                    any other investment agreed to in writing by the Bank in advance.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a)                                  any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than transfers or dispositions of cash and Permitted Investments and other dispositions described in Sections 6.05(a), (c) or (g); or

(b)                                 any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Borrower or any Subsidiary with a fair value immediately prior to such event equal to or greater than $500,000; or

(c)                                  the issuance by Borrower or any Subsidiary of any Equity Interests, or the receipt by Borrower of any capital contribution; or

(d)                                 the incurrence by Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Lender as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by Lender or another Person showing the results of appraisals, field examinations or audits pertaining to Borrower’s assets from information furnished by or on behalf of Borrower, after Lender has exercised its rights of inspection pursuant to this Agreement.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which Lender deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by Borrower or any Subsidiary and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of Borrower or any Subsidiary, reserves for uninsured losses of Borrower or any Subsidiary, reserves for uninsured, underinsured, un indemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral, Borrower or any Subsidiary.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Borrower or any option, warrant or other right to acquire any such Equity Interests in Borrower.

“Revolving Commitment” means the commitment of Lender to make Revolving Loans and issue Letters of Credit, as such commitment may be reduced from time to time pursuant to Section 2.08.  The initial amount of Lender’s Revolving Commitment is $8,000,000.

“Revolving Exposure” means, at any time, the sum of the outstanding principal amount of Revolving Loans and LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to Lender or its Affiliates.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between Borrower and Lender, and any other pledge or security agreement entered into, after the date of this Agreement by Borrower (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Tangible Net Worth” means the total of all assets properly appearing on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, less the sum of the following:

(a)                                  the book amount of all such assets which would be treated as intangibles under GAAP, including, without limitation, all such items as good will, trademarks, trademark rights, trade names, trade-name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense;

(b)                                 any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of this Agreement;

(c)                                  all reserves, including reserves for depreciation, obsolescence, depletion, insurance, and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets;

(d)                                 the amount, if any, at which any shares of stock of the Borrower or any Subsidiary appear on the asset side of such consolidated balance sheet;

(e)                                  all other liabilities of the Borrower and its Subsidiaries shown on such balance sheet, other than liabilities subordinated to obligations owed to the Bank by subordination agreements in form and substance satisfactory to the Bank; and

(f)                                    all investments in foreign affiliates and nonconsolidated domestic affiliates.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Transactions” means the execution, delivery and performance by Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Wisconsin or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Lender that

Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Commitment.  Subject to the terms and conditions set forth herein, Lender agrees to make Revolving Loans to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the lesser of (a) the Revolving Commitment or (b) the Borrowing Base, subject to Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04, by making immediately available funds available to the account designated by Borrower in writing.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings.  (a)  Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.04.

(b)                                 Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of CB Floating Rate Loans or Eurodollar Loans as Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as CB Floating Rate Borrowings.

(c)                                  At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is not less than $100,000.  CB Floating Rate Revolving Borrowings may be in any amount.  There shall not at any time be more than a total of 5 Eurodollar Revolving Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Borrowing Procedures; Requests for Revolving Borrowings.

(a)                                  Notices by Borrower to Lender of requests for Revolving Loans other than pursuant to §2.03(a).  To request a Revolving Borrowing, Borrower shall notify Lender of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Milwaukee time, two Business Days before the date of the proposed Borrowing or (b) in the case of an CB Floating Rate Borrowing, not later than noon, Milwaukee time, on the date of the proposed Borrowing; provided that any such notice of an CB Floating Rate Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section

2.05(e) may be given not later than 9:00 a.m., Milwaukee time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to Lender of a written Borrowing Request in a form approved by Lender and signed by Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an CB Floating Rate Borrowing or a Eurodollar Borrowing; and

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the rate of interest applicable to the Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an CB Floating Rate Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04.  Protective Advances. Subject to the limitations set forth below, Lender is authorized by Borrower, from time to time in Lender’s sole discretion (but shall have absolutely no obligation to), to make Loans to Borrower, which Lender, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement, including payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including costs, fees, and expenses as described in Section 8.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”).  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of Lender in and to the Collateral and shall constitute Obligations hereunder.  All Protective Advances shall be CB Floating Rate Borrowings.  Unless an Event of Default shall have occurred and be continuing, Lender shall provide Borrower with three (3) days prior notice of its intention to make a Protective Advance.

SECTION 2.05.  Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to Lender at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Lender (prior to 12:00 p.m., Milwaukee time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by Lender, Borrower also shall submit a letter of credit application on Lender’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the Letter of Credit Sublimit and (ii) the total Revolving Exposure shall not exceed the lesser of the total Revolving Commitment and the Borrowing Base.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that notwithstanding any term herein to the contrary, prior to the Maturity Date a Letter of Credit may be issued or extended with an expiry date extending beyond the Maturity Date if, and to the extent that, the Borrower provides cash collateral to the Lender not later than ten (10) days prior to the Maturity Date in an amount equal to 105% of the maximum amount available to be drawn under such Letter of Credit.

(d)                                 Reimbursement.  If Lender shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to Lender an amount equal to such LC Disbursement not later than 11:00 a.m., Milwaukee time, on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Milwaukee time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., Milwaukee time, on (i) the Business Day that Borrower receives such notice, if such notice is received prior to 9:00 a.m., Milwaukee time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an CB Floating Rate Revolving Borrowing in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting CB Floating Rate Revolving Borrowing.

(e)                                  Obligations Absolute.  Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.  Neither Lender nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Lender; provided that the foregoing shall not be construed to excuse Lender from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Lender (as finally determined by a court of competent jurisdiction), Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)                                    Disbursement Procedures.  Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Lender shall promptly notify Borrower by telephone (confirmed by facsimile) of such demand for payment and whether Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse Lender with respect to any such LC Disbursement.

(g)                                 Interim Interest.  If Lender shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to CB Floating Rate Revolving Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of Lender.

(h)                                 Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Lender demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account with

Lender, in the name and for the benefit of Lender (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by Lender as collateral for the payment and performance of the Secured Obligations.  Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and Borrower hereby grants Lender a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Lender and at Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all such Defaults have been cured or waived.

SECTION 2.06.  Funding of Borrowings.  Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to Borrower by promptly crediting the amounts in immediately available funds, to the Funding Account; provided that CB Floating Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) or a Protective Advance shall be retained by Lender.

SECTION 2.07.  Interest Elections.  (a)  Each Revolving Borrowing initially shall bear interest at the rate specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a different interest rate or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to or Protective Advances, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, Borrower shall notify Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing bearing interest at the rate resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to Lender of a written Interest Election Request in a form approved by Lender and signed by Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an CB Floating Rate Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an CB Floating Rate Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an CB Floating Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Voluntary Reduction or Termination of Commitment.  (a)  Unless previously terminated, the Revolving Commitment shall terminate on the Maturity Date.

(b)                                 Borrower may at any time terminate the Revolving Commitment upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to Lender of a cash deposit equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)                                  Borrower shall notify Lender of any election to terminate the Revolving Commitment under paragraph (b)  of this Section at least five Business Days prior to the effective date of such termination, specifying such election and the effective date thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Lender on or prior to the specified effective date) if such condition is not satisfied.  Any termination of the Revolving Commitment shall be permanent.

(d)                                 Borrower may permanently reduce the Revolving Commitment, upon at least 5 days’ prior written notice to Lender, which notice shall specify the amount of the reduction and shall be irrevocable once given.  Each reduction shall be in a minimum amount of $500,000, or an increment of $100,000 in excess thereof.  Borrower may not reduce the Revolving Commitment to less than $5,000,000.

SECTION 2.09.  Repayment and Amortization of Loans; Evidence of Debt.  (a) Borrower hereby unconditionally promises to pay (i) to Lender for its account the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to Lender the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by Lender.

(b)                                 Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from each Loan made by Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(c)                                  Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the interest rate applicable thereto and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder and (iii) the amount of any sum received by Lender hereunder.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Lender may request that Loans made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to Lender a promissory note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Prepayment of Loans.  (a)  Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.

(b)                                 In the event and on such occasion that the Revolving Exposure exceeds the lesser of (a) the Revolving Commitment or (b) the Borrowing Base, Borrower shall prepay the Revolving Loans and LC Exposure in an aggregate amount equal to such excess.

(c)                                  In the event and on each occasion that any Net Proceeds are received by or on behalf of Borrower in respect of any Prepayment Event, Borrower shall, immediately after such Net Proceeds are received by Borrower, prepay the Obligations as set forth in Section 2.10(d) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if Borrower shall deliver to Lender a certificate of a Financial Officer to the effect that Borrower intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 120 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of Borrower, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 90-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further that Borrower shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any fiscal year in an aggregate amount in excess of $100,000.  Notwithstanding the foregoing, in the event that any prepayment pursuant to this Section 2.10(c) would cause Borrower to incur liability for breakfunding payments pursuant to Section 2.15, Borrower may defer making such prepayment until the end of the relevant Interest Period provided that the funds equal to the amount required to make such prepayment are held in an account of the Borrower with the Lender until such time.

(d)                                 All such amounts pursuant to Section 2.10(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to Equipment, Fixtures and real property) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata and second to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure.  All such amounts pursuant to Section 2.10(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to cash or Inventory) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure.  If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by Lender, in its Permitted Discretion.

(e)                                  Borrower shall notify Lender by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 10:00 a.m., Milwaukee time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an CB Floating Rate Revolving Borrowing, not later than 10:00 a.m., Milwaukee time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitment as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing bearing interest at the same rate as provided in Section 2.02.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11.  Fees.  (a)  Borrower agrees to pay to Lender an commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of Lender during the period from and including the Effective Date to but excluding the date on which Lender’s Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of each calendar month and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)                                 Borrower agrees to pay to Lender a Letter of Credit fee, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of Lender’s LC Exposure during the period from and including the Effective Date to but excluding the later of the date on which Lender’s Revolving Commitment terminates and the date on which the Revolving Lender ceases to have any LC Exposure, as well as Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  All such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand.  Any other fees payable to Lender pursuant to this paragraph shall be payable within 10 days after demand.

(c)                                  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Lender.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.    Interest. (a) The Loans comprising each CB Floating Rate Borrowing shall bear interest at the CB Floating Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Each Protective Advance shall bear interest at the CB Floating Rate plus the Applicable Rate for Revolving Loans plus 2%.

(d)                                 Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, Lender may, at its option, by notice to Borrower, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e)                                  Accrued interest on each Loan (for CB Floating Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitment; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an CB Floating Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                                    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate at times when the CB Floating Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed.  The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by Lender, and such determination shall be conclusive absent manifest error.

SECTION 2.13.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 Lender determines the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then Lender shall give notice thereof to Borrower by telephone or facsimile as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an CB Floating Rate Borrowing.

SECTION 2.14.  Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)                                  impose on Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)                                 If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, as a consequence of this Agreement or the Loans made by, or Letters of Credit issued by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 150 days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 150-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), then, in any such event, Borrower shall compensate Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes.  (a)  Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Borrower shall indemnify Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)                                  If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

SECTION 2.17.  Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Milwaukee time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Lender by wire transfer to its account number 9008104359, or such other account as may be designated by Lender in writing from time to time.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 Any proceeds of Collateral received by Lender (i) not constituting either (a) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by Borrower), or (b) a mandatory prepayment (which shall be applied in accordance with Section 2.10) or (ii) after an Event of Default has occurred and is continuing and Lender so elects such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to Lender from Borrower, second, to pay interest due in respect of the Protective Advances, third, to pay the principal of the Protective Advances, fourth, to pay interest then due and payable on the Loans (other than the Protective Advances), fifth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements, sixth, to pay an amount to Lender equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, seventh, to payment of any amounts owing with respect to Banking Services and Swap Obligations, and eighth, to the payment of any other Secured Obligation due to Lender by Borrower, and ninth, to Borrower or such other party as may be legally entitled thereto. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Borrower, or unless a Default is in existence, Lender shall not apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding CB Floating Rate Loans and, in any such event, Borrower shall pay the break funding payment required in accordance with Section 2.15. Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)                                  At the election of Lender, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 8.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or, upon the occurrence and continuance of an Event of Default, may be deducted from any deposit account of Borrower maintained with Lender.  Borrower hereby irrevocably authorizes (i) Lender to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in and in accordance with Section 8.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.04, as applicable and (ii) upon the occurrence and continuance of an Event of Default, Lender to charge any deposit account of Borrower maintained with Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

SECTION 2.18.  Indemnity for Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Lender and Borrower shall be liable to pay to Lender.  The provisions of this Section 2.18 shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.18 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Borrower represents and warrants to Lender that:

SECTION 3.01.  Organization; Powers.  Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  The Loan Documents have been duly executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  Borrower has heretofore furnished to Lender (i) its restated consolidated balance sheet for the fiscal year ended June 30, 2007, (ii) its restated consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended June 30, 2008 and June 30, 2009, and (iii) its restated consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2010, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                                 No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since March 31, 2010.

SECTION 3.05.  Properties.  (a)  As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by Borrower.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by any party to any such lease or sublease exists.  Borrower and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)                                 Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted (except where such a failure to own, or maintain a license to use, could not reasonably be expected to have a Material Adverse Effect), and the use thereof by Borrower and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the rights of Borrower and its Subsidiaries thereto are not subject to any licensing agreement or similar arrangement other than licenses granted to distributors in the ordinary course of Borrower’s business.

SECTION 3.06.  Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions, except as listed on Schedule 3.06.

(b)                                 Except for the Disclosed Matters (i) neither Borrower nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)                                  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Borrower and each of its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes in an aggregate amount not in excess of $20,000 and Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Disclosure.  Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower or any Subsidiary to Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date; provided, further, that to the extent any such information is inaccurate or misleading as a result of the Fraud, Borrower has disclosed such inaccuracies or misleading facts to Lender and such inaccuracy does not result in a violation of any other provision of this Agreement.

SECTION 3.12.  Material Agreements.  All material agreements and contracts to which Borrower or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.12.  Neither Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13.  Solvency.  (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of Borrower and its consolidated Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of Borrower and its consolidated Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Borrower and each of its Subsidiaries will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) Borrower and each of its Subsidiaries will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)                                 Borrower does not intend to, and will not permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14.  Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of Borrower and the Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  Borrower believes that the insurance maintained by or on behalf of Borrower and the Subsidiaries is adequate.

SECTION 3.15.  Capitalization and Subsidiaries.  Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to Borrower of each and all of Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and (c) the type of entity of Borrower and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by Borrower have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16.  Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of Lender, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against Borrower and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of Lender pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent Lender has not obtained or does not maintain possession of such Collateral and such possession cannot be obtained or restored upon Lender’s request.

SECTION 3.17.  Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against Borrower or any Subsidiary pending or, to the knowledge of Borrower, threatened.  The hours worked by and payments made to employees of Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from Borrower or any Subsidiary, or for which any claim may be made against Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or such Subsidiary.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)                                  Credit Agreement and Loan Documents.  Lender (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including a written opinion of counsel to Borrower, addressed to Lender in form and substance satisfactory to Lender and its counsel.

(b)                                 Financial Statements and Projections.  Lender shall have received (i) consolidated financial statements of Borrower for the 2007 through 2009 fiscal years prepared by the Borrower (provided that the Borrower shall be permitted to provide a balance sheet only for its 2007 fiscal year), (ii) unaudited interim consolidated financial statements of Borrower for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of Lender, reflect any material adverse change in the consolidated financial condition of Borrower, as reflected in the financial statements or projections furnished to Lender and (iii) satisfactory projections through June 30, 2010.

(c)                                  Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  Lender shall have received (i) a certificate of Borrower, dated the Effective Date and executed by an officer of Borrower, which shall (a) certify the resolutions of its Board of Directors, authorizing the execution, delivery and performance of the Loan Documents, (b) identify by name and title and bear the signatures of the Financial Officers and any other officers of Borrower authorized to sign the Loan Documents, and (c) contain appropriate attachments, including the certificate of incorporation of Borrower certified by the Delaware Secretary of State as of a recent date and a true and correct copy of its by-laws, and (ii) good standing certificates for Borrower from the states of Delaware and Wisconsin.

(d)                                 No Default Certificate.  Lender shall have received a certificate, signed by the chief financial officer of Borrower, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by Lender.

(e)                                  Fees.  Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(f)                                    Lien Searches.  Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of Borrower are located, and such search shall reveal no liens on any of the assets of Borrower except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to Lender.

(g)                                 Pay-Off Letter.  Lender shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds the initial Borrowing, confirming that all Liens upon any of the property of Borrower constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h)                                 Borrowing Base Certificate.  Lender shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of March 31, 2010.

(i)                                     Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by Lender to be filed, registered or recorded in order to create in favor of Lender, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(j)                                     Insurance.  Lender shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to Lender and otherwise in compliance with the terms of Section 5.09.

(k)           Other Documents.  Lender shall have received such other documents as Lender or its counsel may have reasonably requested.

SECTION 4.02.  Each Credit Event.  The obligation of Lender to make a Loan on the occasion of any Borrowing, and to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that any such representation or warranty relates solely to an earlier date, and if they are not true and correct Lender shall have determined not to make any make a Loan or not to issue Letters of Credit as a result of the fact that such representation or warranty is untrue or incorrect.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and Lender shall have determined not to make such Borrowing or not to issue such Letter of Credit as a result of such Default.

(c)           After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees with Lender that:

SECTION 5.01.  Financial Statements; Borrowing Base and Other Information.  Borrower will furnish to Lender:

(a)           within 120 days after the end of each fiscal year of Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b)           within 30 days after the end of each fiscal quarter of Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Borrower in substantially the form of Exhibit B (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) setting forth any right, title or interest in registered Patents, Trademarks or Copyrights (each as defined in the Security Agreement) acquired by the Borrower during such period;

(d)           as soon as available, but in any event by the end of each fiscal year of Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of Borrower for each month of such fiscal year (the “Projections”) in form reasonably satisfactory to Lender;

(e)           as soon as available but in any event within 30 days of the end of each calendar month, and at such other times as may be requested by Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as Lender may reasonably request, provided, however that Borrowing Base Certificates shall not be required for any calendar month ending after October 31, 2010 provided that (i) the Borrower’s Current Ratio is greater than 1.50 to 1.00 (based on the most recent financial statements delivered by the Company pursuant to clause (c) above and (ii) no Event of Default shall have occurred and be continuing;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Borrower to its shareholders generally, as the case may be;

(g)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any Subsidiary, or compliance with the terms of this Agreement, as Lender may reasonably request;

(h)           as soon as available, and in any event no later than August 15, 2010, (i) an audited, restated, consolidated balance sheet for the Borrower’s fiscal year ended June 30, 2007 and (ii) audited, consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Borrower’s fiscal years ended June 30, 2008 and June 30, 2009, reported on by Baker Tilly LLP, independent public accountants.

SECTION 5.02.  Notices of Material Events.  Borrower  will furnish to Lender prompt written notice of the following:

(a)           the occurrence of any Event of Default;

(b)           receipt of any notice of any governmental investigation or any litigation commenced or threatened against Borrower or any Subsidiary, other than any existing investigation or litigation referenced in Schedule 3.06, that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by Borrower or any Subsidiary, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; (vi) contests any tax, fee, assessment, or other governmental charge in excess of $500,000, or (vii) involves any product recall;

(c)           any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d)           any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;

(e)           any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(f)            all material amendments to the lease with respect to Borrower’s leased facility at 4129 North Port Washington Road, Milwaukee, Wisconsin, together with a copy of each such amendment;

(g)           the fact that Borrower or any Subsidiary has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days); and

(h)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  Borrower will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04.  Payment of Obligations.  Borrower will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not result in aggregate liabilities in excess of $50,000 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

SECTION 5.05.  Maintenance of Properties.  Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06.  Books and Records; Inspection Rights.  Borrower will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by Lender (including employees of Lender, or any consultants, accountants, lawyers and appraisers retained by Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  Borrower acknowledge that Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to Borrower’s assets for internal use by Lender. Borrower will permit Lender to conduct field audit examinations of Borrower’s assets, liabilities, books and records at a frequency not more than once in any 180-day period; provided further that Borrower will permit Lender to conduct such examinations at any time and with any reasonable frequency after an Event of Default.

SECTION 5.07.  Compliance with Laws.  Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property.

SECTION 5.08.  Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used, and Letters of Credit will be issued, only for general corporate purposes of Borrower.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.  Insurance.  Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A+ by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability and (v) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents.  Borrower will furnish to Lender, information in reasonable detail as to the insurance so maintained.

SECTION 5.10.  Casualty and Condemnation.  Borrower (a) will furnish to Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11.  Collateral Assessments and Appraisals.  Upon Lender’s request, Borrower, at its sole cost and expense, will provide Lender with appraisals or updates thereof of its Inventory and Equipment from an appraiser selected and engaged by Lender, and prepared on a basis satisfactory to Lender, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that unless an Event of Default has occurred and is continuing, Borrower shall not be required to bear the cost and expense of such appraisals more than once in any 180-day period.  At any time the Lender may conduct collateral audits or field examinations at the sole expense of Borrower.  The Lender agrees not to conduct such audits or examinations more than one (1) time per year unless an Event of Default shall have occurred and be continuing.

SECTION 5.12.  Depository Banks. Within 120 days of the Effective Date, Borrower shall have transitioned its principal accounts to Lender and thereafter Borrower will maintain Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

SECTION 5.13.  Additional Collateral; Further Assurances.  (a)  At Lender’s request, Borrower shall cause each of its domestic Subsidiaries formed or acquired before or after the date of this Agreement to execute a guaranty of Borrower’s obligations under this Agreement.

(b)           Borrower will cause 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of Lender pursuant to the terms and conditions of the Loan Documents or other security documents as Lender shall reasonably request.

(c)           Without limiting the foregoing, Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of Borrower.

(d)           If any material assets (including any real property or improvements thereto or any interest therein) are acquired by Borrower or any Subsidiary after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), Borrower will notify Lender, and, if requested by Lender, Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause its Subsidiary to take, such actions as shall be necessary or reasonably requested by Lender to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of Borrower.

SECTION 5.14.  Dissolution of Koss Classics Ltd.

On or before June 30, 2010, Borrower shall either (a) cause Koss Classics Ltd. to be merged into the Borrower or (b) cause Koss Classics Ltd. to execute and deliver to the Lender a security agreement and guaranty of the Obligations, all on terms and conditions satisfactory to the Lender in its sole discretion.

ARTICLE VI

Negative Covenants

Until the Revolving Commitment has expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees with Lender that:

SECTION 6.01.  Indebtedness.  Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)           the Secured Obligations;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any amendments, restatements, modifications, refinancing, or renewals thereof on substantially similar terms and in an aggregate principal amount not to exceed the aggregate principal amount as of the date hereof;

(c)           Indebtedness of Borrower to any Subsidiary and of any Subsidiary to Borrower or any other  Subsidiary, provided that (i) Indebtedness of any Subsidiary to Borrower shall be subject to Section 6.04 and (ii) Indebtedness of Borrower to any Subsidiary shall be subordinated to the Secured Obligations on terms reasonably satisfactory to Lender;

(d)           Guarantees by Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, and (ii) Guarantees by Borrower of Indebtedness of any Subsidiary shall be subject to Section 6.04;

(e)           Indebtedness of Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $250,000 at any time outstanding;

(f)            Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business; and

(g)           Indebtedness of Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business.

SECTION 6.02.  Liens.  Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to any Loan Document;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof or any renewals thereof in accordance with Section 6.01 above;

(d)           Liens on fixed or capital assets acquired, constructed or improved by Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of Borrower or Subsidiary;

(e)           Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon; and

(f)            Liens arising out of sale and leaseback transactions permitted by Section 6.06; and

(g)           Liens granted by a Subsidiary in favor of the in respect of Indebtedness owed by such Subsidiary.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to Borrower’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above and (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clause (a) above.

SECTION 6.03.  Fundamental Changes.  (a) Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of Borrower may merge into Borrower in a transaction in which Borrower is the surviving corporation, and (ii) any  Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to Lender.

(b)           Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  Borrower will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)           Permitted Investments, subject to control agreements in favor of Lender or otherwise subject to a perfected security interest in favor of Lender;

(b)           investments in existence on the date of this Agreement and described in Schedule 6.04 and any amendments, restatements, modifications, reinvestments, or renewals thereof on substantially similar terms and in an aggregate principal amount not to exceed the aggregate principal amount on the date hereof;

(c)           investments by Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (a) any such Equity Interests shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.13) and (b) the aggregate amount of investments by Borrower in its Subsidiaries (together with outstanding intercompany loans permitted under clause (b) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)           loans or advances made by Borrower to any Subsidiary and made by any Subsidiary to Borrower or any other Subsidiary, provided that (a) any such loans and advances made by Borrower shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (b) the amount of such loans and advances made by Borrower (together with outstanding investments permitted under clause (b) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)           Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that is Guaranteed by Borrower shall (together with outstanding investments permitted under clause (b) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (b) to the proviso to Section 6.04(d)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)            loans or advances made by Borrower to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $10,000 to any employee and up to a maximum of $100,000 in the aggregate at any one time outstanding;

(g)           investments in the form of Swap Agreements permitted by Section 6.07;

(h)           investments of any Person existing at the time such Person becomes a Subsidiary of Borrower or consolidates or merges with Borrower or any of the Subsidiaries  so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(i)            investments received in connection with the dispositions of assets permitted by Section 6.05; and

(j)            investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances.”

SECTION 6.05.  Asset Sales.  Borrower will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)           sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)           sales, transfers and dispositions to Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary shall be made in compliance with Section 6.09;

(c)           sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)           sales, transfers and dispositions of investments permitted by clauses (i) and (k) of Section 6.04;

(e)           sale and leaseback transactions permitted by Section 6.06;

(f)            dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Borrower or any Subsidiary; and

(g)           sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $100,000 during any fiscal year of Borrower;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value.

SECTION 6.06.  Sale and Leaseback Transactions.  Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07.  Swap Agreements.  Borrower will not, nor will it permit any  Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Subsidiary.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.  (a)  Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,  (iii) Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries and (iv) Borrower may make Restricted Payments so long as no Event of Default has occurred and is continuing and so long as the making of such Restricted Payment would not cause an Event of Default.

(b)           Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness in excess of $250,000, except (i) payment of Indebtedness created under the Loan Documents; (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness; and (iii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

SECTION 6.09.  Transactions with Affiliates.  Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between Borrower and any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of Borrower or any Subsidiary who are not employees of Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Borrower or its Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Borrower’s board of directors

SECTION 6.10.  Restrictive Agreements.  Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with a value or potential liabilities in excess of $100,000 that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11.  Amendment of Material Documents.  Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such amendment, modification or waiver would be adverse to Lender.

SECTION 6.12.  Financial Covenants.

(a)           Current Ratio.  Borrower will at all times maintain a Current Ratio of at least 1.20 to 1.00.

(b)           Minimum Tangible Net Worth.  Borrower will maintain (a) at all times prior to Lender’s receipt of Borrower’s audited annual financial statements for the fiscal year ending June 30, 2010 pursuant to Section 5.01(a) hereof, Tangible Net Worth of at least $9,000,000, and (b) at all times thereafter, Tangible Net Worth of at least 75% of Borrower’s actual Tangible Net Worth calculated as of June 30, 2010, provided, however, that (i) in the event that 75% of Borrower’s Tangible Net Worth as of June 30, 2010 is less than $8,000,000, Borrower shall be required to maintain Tangible Net Worth of at least $8,000,000 at all times thereafter and (ii) in the event that 75% of Borrower’s Tangible Net Worth as of June 30, 2010 is greater than $11,000,000, Borrower shall be required to maintain Tangible Net Worth of at least $11,000,000 at all times thereafter.

(c)           Leverage Ratio.  Borrower will not permit the Leverage Ratio, determined for any period of four consecutive fiscal quarters ending on the last day of each fiscal quarter of Borrower, to be less than 2.50 to 1.00.

SECTION 6.13.  ERISA Plans.

Borrower will not, without the prior written consent of the Lender, become party to any Plan.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           Borrower shall fail to pay any principal of any Loan, any reimbursement obligation in respect of any LC Disbursement, any interest on any loan or any fee or other amount payable under this Agreement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any representation or warranty made or deemed made by or on behalf of Borrower or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(c)           Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (solely with respect to existence) or 5.08 or in Article VI;

(d)           Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of knowledge of such breach or notice thereof from Lender if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or (ii) 15 days after the earlier of knowledge of such breach or notice thereof from Lender if such breach relates to terms or provisions of any other Section of this Agreement;

(e)           Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any period of grace applicable to such payment;

(f)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for

Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)            one or more judgments for the payment of money in connection with the Fraud in an aggregate amount in excess of $1,000,000 or any other one or more judgments for the payment of money in an aggregate amount in excess of $250,000 which are not covered by insurance shall be rendered against Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower or any Subsidiary to enforce any such judgment or Borrower or any Subsidiary shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(k)           an ERISA Event shall have occurred that, in the opinion of Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            a Change in Control shall occur;

(m)          the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(n)           any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or Borrower shall fail to comply with any of the terms or provisions of any Collateral Document; or

(o)           any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

then, and in every such event (other than an event with respect to Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, Lender may, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Revolving Commitment, and thereupon the Revolving Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in clause (h) or (i) of this Article, the Revolving Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.  Upon the occurrence and the continuance of an Event of Default, Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

Miscellaneous

SECTION 8.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                                     if to Borrower at:

Koss Corporation
4129 North Port Washington Road
Milwaukee, Wisconsin 53212
Attention:  David D. Smith
Facsimile No.:  (414) 964-8615

(ii)                                  if to Lender, to JPMorgan Chase Bank, N.A. at:

111 East Wisconsin Avenue
Milwaukee, Wisconsin 53201
Attention:  Mark P. Bruss
Facsimile No.:  (414) 977-6788

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)           Notices and other communications to Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by Lender.  Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02.  Waivers; Amendments.  (a)  No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether Lender may have had notice or knowledge of such Event of Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender.

SECTION 8.03.  Expenses; Indemnity; Damage Waiver.  (a)  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Lender,  including the fees, charges and disbursements of any counsel for Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by Borrower under this Section include, without limiting the generality of the foregoing, (i) subject to Section 5.11, costs and expenses incurred in connection with appraisals and insurance reviews; (ii) subject to Sections 5.06 and 5.11 (as applicable), field examinations and the preparation of Reports based on the fees charged by a third party retained by Lender or the internally allocated fees for each Person employed by Lender with respect to each field examination; taxes, fees and other charges for lien searches, (iii) filing financing statements and continuations, and other actions to perfect, protect, and continue Lender’s Liens; (iv) and sums paid or incurred to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take.  All of the foregoing costs and expenses may be charged to Borrower as Revolving Loans or to another deposit account, all as described in Section 2.17(c).

(b)           Borrower shall indemnify Lender, and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           The relationship between Borrower on the one hand and Lender on the other hand shall be solely that of debtor and creditor.  Lender (i) shall not have any fiduciary responsibilities to Borrower or (ii) does not undertake any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.  To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)           All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that, except in the case of an assignment to an Affiliate of Lender or an Approved Fund, Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); and provided further that any consent of Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing.  Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of Lender under this Agreement, and Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of Lender’s rights and obligations under this Agreement, Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 8.03).  Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders.  Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

For the purposes of this Section 8.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages Lender.

(c)           Lender may, without the consent of Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.   Subject to paragraph (d) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(d)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(e)           Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

SECTION 8.05.  Survival.  All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitment has not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitment or the termination of this Agreement or any provision hereof.

SECTION 8.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 8.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, but giving effect to federal laws applicable to national banks.

(b)           Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Wisconsin State court sitting in Milwaukee, Wisconsin in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Wisconsin State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c)           Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12.  Confidentiality.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a non-confidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower or any third party subject to confidentiality restrictions relating to Borrower or its business, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or such third parties; provided that, in the case of information received from Borrower or any such third parties after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.13.  Nonreliance; Violation of Law.  Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, Lender shall not be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 8.14.  USA PATRIOT Act.  Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

SECTION 8.15.  Disclosure.  Borrower hereby acknowledges and agrees that Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with Borrower and its Affiliates.

SECTION 8.16.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KOSS CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[Signature Page to Credit Agreement]

EXHIBIT A

BORROWING BASE CERTIFICATE

[Form attached]

Exhibit A

EXHIBIT B

COMPLIANCE CERTIFICATE

To:          JPMorgan Chase Bank, N.A.

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of May 12, 2010 (as amended, modified, renewed or extended from time to time, the “Agreement”) between Koss Corporation, a Delaware corporation (the “Borrower”), and JPMorgan Chase Bank, N.A., as Lender.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.             I am the duly elected                                          of Borrower;

2.             I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3.             The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4.             I hereby certify, in my capacity as                             , that the Borrower has not changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Lender the notice required by the Security Agreement;

5.             Schedule I attached hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

6.             Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

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7.             Except as set forth on Schedule III hereto, the Borrower has not acquired any additional right, title or interest in any registered Patents, Trademarks or Copyrights.

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto, the information set forth on Schedule III hereto, and the financial statements delivered with this Certificate in support hereof, are made and delivered this                day of                                       .

KOSS CORPORATION

By:
Name:
Title:

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